AMENDED AND RESTATED SUPPLEMENTAL
                             COMPENSATION AGREEMENT



     THIS AGREEMENT made and entered into as of the first day of October, 1997, between National-Standard Company, an Indiana corporation (the "Company"), and ________________________("Employee").

     WHEREAS, in recent years there have been a series of takeovers and mergers of U.S. corporations, in a number of cases by corporations located outside the U.S. and current conditions may contribute to the continuation or acceleration of this trend;

     WHEREAS, the possibility of takeovers by previously unknown and possibly foreign purchasers can contribute to uncertainty of employment and also loss of valuable managers of the Company to the detriment of the Company and its shareholders; and

     WHEREAS, the Company is desirous of providing the Employee with supplemental compensation should the Employee be terminated as the result of a change of ownership or takeover of the Company;

     NOW THEREFORE, in consideration of the premises and the mutual promises herein contained, it is agreed as follows;

     (1) If, within three years following a "change in control", the Company makes any substantial changes in the Employee's employment conditions, authority or job responsibilities which materially restrict his ability to perform the functions of ____________________________of the Company, the Employee may, by
     written notice, inform the Company that the change or changes constitute a termination without cause. The Employee's employment with the Company shall terminate thirty (30) days after receipt of the notice by the Company. Thereafter the Company shall provide as a severance benefit to the Employee and as liquidated damages for breach by the Company of its otherwise applicable obligations, the following:

          (i) A lump sum payment equal to 2 times the Employee's "base amount" within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code");

          (ii) Continuation of term life insurance and medical and health insurance for a 24 month period commencing on termination of employment;

          (iii) If the total payments and benefits received or to be received by the Employee in connection with the termination of Employee's employment following a change in control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, will be subject to the Excise Tax imposed by Section 4999 of the Code, the Employee may waive receipt of all or any portion of the payments and benefits otherwise owed to him, or may defer receipt so as to reduce the present value of any such payments.

     (2) For purposes of this Agreement "change in control" shall mean:

          (i) The acquisition by any person or entity (other than any employee stock ownership plan" or any "defined benefit plan" [as defined under the Code] maintained by the Company) of 30% or more of the combined voting power of the Company's outstanding securities; or

          (ii) Shareholder approval of any consolidation or merger of the Company with another corporation if following such consolidation or merger, shareholders of the Company immediately prior to such consolidation or merger would not beneficially own securities representing at least 60% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

          (iii) During any period of 24 consecutive months, individuals who, at the beginning of such period constitute the Board of Directors of the Company and "qualified replacements", cease for any reason, to constitute a majority of the Board. A director shall be a "qualified replacement" if the election or nomination for election by the Company's shareholders of the director was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or are themselves qualified replacements; or

          (iv) Shareholder approval of any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all of the assets of the Company, other than to any entity (or entities) of which the Company or the shareholders of the Company immediately prior to such transaction beneficially own securities representing at least 60% of the combined voting power of the outstanding voting securities.

     (3) The Employee agrees that without the consent of the Company he will not at any time after the termination date (except as required by law) disclose to any person confidential information concerning the Company or any of the Company's trade secrets.

     (4) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

     (5) In the event the Employee shall file suit or take any other legal action to enforce any of his rights under this Agreement and shall be successful, the Employee shall be entitled to recover from the Company reasonable attorneys' fees and other reasonable costs incurred by the Employee in connection therewith.

     (6) This Agreement shall be binding upon and its benefits shall accrue to the heirs, successors and assigns of the parties hereto.

     (7) The initial term of this Agreement shall end on September 30, 2000, with automatic one (1) year extensions thereafter unless either party cancels by written notice to the other at least sixty (60) days prior to the end of the initial term or any extension.

     (8) This Agreement terminates and replaces all prior agreements relating to the subject matter hereof.

     (9) This Agreement may be executed in two counterparts, both of which shall be deemed an original, but which together shall constitute one instrument.

     (10)  This Agreement shall be governed by the law of the State of Indiana.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the Employee and the Company's officer thereunto duly authorized as of the day and year first above written.


NATIONAL-STANDARD COMPANY          EMPLOYEE


By:__________________________      ____________________